EXHIBIT 10(H)

RETIREMENT AGREEMENT

     THIS AGREEMENT is made and entered into this 22nd day of July, 2003, by and between ABRAMS INDUSTRIES, INC., a Georgia corporation (the “Company”), and EDWARD M. ABRAMS (“Executive”).

W I T N E S S E T H:

     WHEREAS, Executive has devoted over fifty years of valuable service to the Company;

     WHEREAS, Executive is currently employed by the Company pursuant to that certain Employment Agreement made and entered into as of November 18, 1998, and expiring no later than August 19, 2008 (the “Employment Agreement”);

     WHEREAS, the parties hereto desire to enter into an agreement providing for the retirement of Executive from employment with the Company and the termination of the Employment Agreement, all on the terms and conditions hereinafter stated;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Term; Termination of Employment Agreement; Resignation from Board. (a) Subject to the terms and conditions of this Agreement, the Company will provide Executive the retirement benefits described hereunder for a term commencing on April 30, 2003 (the “Effective Date”) and ending upon the earlier to occur of (i) August 19, 2007 or (ii) the death of Executive. The date on which this Agreement terminates as provided herein is called the “Termination Date”, and the period from the Effective Date through the Termination Date is called the “Term”.

                (b) The Employment Agreement shall terminate upon the Effective Date. Upon the Effective Date, Executive shall no longer be employed in any capacity with the Company. This Agreement does not obligate Executive to render any services to the Company in any capacity, whether as employee or consultant or other independent contractor.

                (c) Executive hereby tenders his resignation from the Board of Directors of the Company, effective on the date hereof.

     2.     Retirement Benefits. Company shall pay or provide to Executive retirement benefits as set forth below:

     (a)  From the Effective Date through August 19, 2003, the Company shall pay to Executive a weekly cash benefit of $5,412, prorated for any partial week period (which cash benefit shall be paid, except as otherwise provided herein, in accordance with the normal compensation practices of the Company).

                (b) From August 20, 2003 through the end of the Term, the Company shall pay to Executive a weekly cash benefit of $1,920, prorated for any partial week period (which cash benefit shall be paid, except as otherwise provided herein, in accordance with the normal compensation practices of the Company).

                (c) During the Term, Executive shall be entitled to the medical benefits that are available from time to time by the Company’s medical and dental insurance plan, including dependent coverage. Such benefits may also be provided through Medicare coverage available to Executive or supplemental medical insurance, or a combination of both, so long as the benefits provided to Executive and the out of pocket costs incurred by Executive are substantially the same as those that would be provided and incurred by Executive under the Company’s medical insurance plan.

     3.     Amendment of Stock Option Agreement. That certain Stock Option Agreement made and entered into effective as of July 17, 2002, by and between the Company and Executive (the “Option Agreement”) is hereby amended in the following particular as of the Effective Date:

     Section 5.3 of the Option Agreement is deleted in its entirety, and the following is inserted in replacement thereof:

“5.3 Termination of Employment for Other Reasons. If the Optionee’s employment is terminated by the Company without Cause, or the Optionee terminates his employment (including a termination upon Retirement), the Option shall immediately vest in full; and, thereafter, all or any portion of the Option shall be exercisable at any time prior to the end of the Exercise Term, or until August 19, 2004, whichever period is shorter. In the event of Optionee’s subsequent death, the Option may be exercised during the term described in the preceding sentence (a) by such person(s) who have acquired Optionee’s rights by will or the laws of descent and distribution, or (b) if no such person in (a) exists, by the executor or representative of the Optionee’s estate.”

     4.     Restrictive Covenants.

                (a) Confidential Information. From the Effective Date until the third anniversary thereof, Executive agrees that he shall not disclose to any person, or otherwise use any Company Confidential Information; provided, however, that Executive shall not disclose to any person, or otherwise use any Company Confidential Information that constitutes “trade secrets” under applicable law at any time hereafter; provided, further, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. “Company Confidential

Information,” as used in this Agreement, means all technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers. Company Confidential Information does not include information which becomes generally known to the public without breach of this Agreement.

                (b) Non-Competition. Executive shall not, without the prior written consent of the Company, directly or indirectly, at any time from the Effective Date until the third anniversary thereof, engage in management or consulting services for construction or property management businesses, whether alone, as a partner, or as an officer, director, employee, consultant, shareholder of a non-publicly held company, or otherwise, anywhere within a twenty-five mile radius of the Company’s principal corporate headquarters in Atlanta, Georgia.

                (c) Non-Disparagement. Executive shall not, directly or indirectly, at any time during the Term do or say anything which criticizes or disparages the Company, its management or practices; which disrupts or impairs the Company’s normal, ongoing business operations; or which harms the Company’s reputation with its employees, customers, suppliers, or the public.

     5.     Unfunded Obligations. The Company’s obligations under this Agreement shall be unfunded and unsecured promises to pay the benefits provided for hereunder. The Company shall not be obligated to fund its obligations under this Agreement. The Company may, however, at its sole and exclusive option, elect to fund its obligations under this Agreement, in whole or in part, through a trust fund or otherwise. The rights of Executive or any other person claiming through Executive under this Agreement, shall be solely those of an unsecured general creditor of the Company. Executive, or any other person claiming through Executive, shall only have the right to receive from the Company those payments which are specified under this Agreement. Executive agrees that he, or any other person claiming through him, shall have no rights or interests whatsoever in any asset of the Company.

     6.     Non-alienation of Benefits. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of Executive or his designated recipient(s). If Executive or any such recipient shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Company, cease and terminate, and in such event, the Company may hold or apply same or any part thereof for the benefit of Executive or his spouse, in such manner and in such proportion as the President of the Company, or his designee, may deem proper under the then existing circumstances.

     7.     Interpretation; Severability of Invalid Provisions. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

     8.     Notice. All notices, demands and requests, where permitted to be given under this Agreement, shall be deemed sufficient if delivered in person or mailed by registered or certified mail, postage prepaid, addressed as follows, or to such other address as a party may have furnished to the other party in accordance herewith:

To the Company:	To Executive:
Abrams Industries, Inc.	Mr. Edward M. Abrams
Attention: Chief Executive Officer	3770 Paces Ferry Road, NW
Suite 300	Atlanta, Georgia 30327
1945 The Exchange
Atlanta, Georgia 30339

The parties agree to promptly notify the other of any changes in their addresses.

     9.     Agreement Binding; Assignment. This Agreement shall inure to the benefit of and be binding upon the Company, Executive, and their respective permitted successors, or legal representatives. The parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that the Company may assign its rights or obligations under this Agreement without such consent to any successor to the business of the Company by merger, consolidation, transfer of assets or otherwise.

     10.     Nonwaiver. The failure of either party to insist upon strict performance of the terms of this Agreement or to exercise any right herein, shall not be construed as a waiver or a relinquishment for the future of such term or right, but the same shall continue in full force and effect.

     11.     Entire Agreement. This Agreement contains the entire agreement between the parties and no statement, promises or inducements made by any party hereto, or agent of either party, which is not contained in this Agreement shall be valid or binding. This Agreement may not be enlarged, modified or altered except in writing signed by the parties.

     12.     Governing Law. This Agreement has been executed and delivered in and is to be performed in the State of Georgia and it and the rights and obligations of the parties hereunder shall be construed under and governed by the laws of the State of Georgia without giving effect to principles of conflicts of laws.

[Signatures on following page]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, as of the date first written above.

	ABRAMS INDUSTRIES, INC.		EDWARD M. ABRAMS

By:	/s/ Gilbert L. Danielson Gilbert L. Danielson Director and Chairman of the 2003 Special Committee	By:	/s/ Ann U. Abrams Ann U. Abrams, by Power of Attorney